STORAGE USA, INC.

                               AMENDMENT NO. 4 TO
                             1993 OMNIBUS STOCK PLAN


         This Amendment No. 4, dated as of November 4, 1998 to the Storage USA, Inc. 1993 Omnibus Stock Plan, as amended, recites and provides as follows:

         At a meeting held on November 4, 1998 the Board of Directors of Storage USA, Inc. (the "Company") determined to amend the Company's 1993 Omnibus Stock Plan (the "Plan"), pursuant to paragraph 19 of the Plan, to: (i) increase the number of options to purchase shares of the Company's Common Stock granted to non-employee directors from 1000 to 2000; and (ii) to change the date of the option grant from the last day of the year to the fourth Wednesday of October each year.

         NOW, THEREFORE, the following amendment to the Plan is hereby adopted:

         Paragraph 6(h)(ii) is deleted in its entirety and the following substituted therefor

         Commencing October 28, 1998, and on the fourth Wednesday of October of each year thereafter, each non-employee director will receive an annual automatic grant of options to purchase 2000 shares of the Company's Common Stock, to be awarded on the fourth Wednesday of October of each year, at closing stock price on such date, which options shall vest on such date.


         IN WITNESS WHEREOF, the Company has caused this Amendment No. 4 to be executed as of the date first above written.


                                           STORAGE USA, INC.



                                           By: /s/ Christopher P. Marr
                                              ---------------------------
                                                   Christopher P. Marr
                                                   Senior Vice President